Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated February 21, 2022 (the “Effective Date”), and is between Dripkit, Inc., a Delaware corporation (“Seller”), NuZee, Inc., a Nevada corporation (“Buyer”).

WHEREAS, Seller is engaged in the business of selling single serve coffee-related products (the “Business”);

WHEREAS, Ilana Kruger (“Founder”) owns 71% of the issued and outstanding shares of capital stock of Seller

WHEREAS, on May 16, 2020, Seller borrowed the principal amount of $73,600 in the form of the Small Business Association Economic Injury Disaster Loan #[***] (the “EIDL”);

WHEREAS, on or about February 4, 2022, Seller issued to Buyer a promissory note pursuant to a loan from Buyer in the principal amount of $13,000 (the “First Note”) and on the date hereof Seller issued to Buyer another promissory note pursuant to an additional loan from Buyer in the principal amount of $22,000 (the “Second Note”, and together with the First Note, the “February 2022 Bridge Notes”) in order to provide Seller necessary operational financing during the month of February 2022 (of which Seller and Buyer have agreed to deduct $22,000 (the “Purchase Price Advance Amount”) from the cash portion of the Purchase Price (defined below) as an advance payment on Purchase Price, as described herein); and

WHEREAS, Seller wants to sell and assign to Buyer, and Buyer wants to purchase and assume from Seller, substantially all the assets and certain liabilities of the Business, subject to the terms of this Agreement;

The parties therefore agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to Section 1.02, at the Closing, Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to the assets (other than the Excluded Assets) that relate to or are used in connection with the Business (collectively, the “Purchased Assets”), including the following:

(a) all accounts receivable held by Seller (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”);

(c) all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral (the “Contracts”), set forth on Schedule 1.01(d) of the attached disclosure schedules (the “Disclosure Schedules”) to this Agreement (collective, the “Assigned Contracts”);

(d) all rights in (i) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models), (ii) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”), (iii) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”), (iv) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data relating thereto (including all related digital assets), whether or not Copyrights, (v) mask works, and all registrations, applications for registration, and renewals thereof, (vi) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”), (vii) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”), and (viii) all other intellectual or industrial property and proprietary rights (collectively, “Intellectual Property Assets”);

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property (the “Tangible Personal Property”);

(f) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (excluding any such item relating to the payment of Taxes);

(g) all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(h) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets, or the Assumed Liabilities;

(i) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists (including physical addresses and email addresses), customer purchasing histories, records pertaining to e-commerce transactions, price lists, designs, drawings, artwork, distribution lists, supplier lists, third-party sales and marketing vendor lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision of such government, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(j) all goodwill and the going concern value of the Purchased Assets and the Business.

Section 1.02 Excluded Assets. The Purchased Assets do not include the assets set forth in the Schedule 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”). This Section 1.02 and the related Schedule 1.02 of the Disclosure Schedules shall control and supersede in the case of any inconsistency, conflict or ambiguity between Section 1.01 and this Section 1.02.

Section 1.03 Assumed Liabilities.

(a) Subject to Section 1.03(b), Buyer will assume and agree to discharge only the following liabilities, obligations, or commitments (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise) (“Liabilities”) of Seller (collectively, the “Assumed Liabilities”):

(i) all trade accounts payable of Seller to third parties that have arisen in the ordinary course of the Business and that remain unpaid and are not delinquent as of the Closing Date;

(ii) all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach by Seller on or before Closing (defined below); and

(iii) any other Liabilities set forth on Schedule 1.03 of the Disclosure Schedules.

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(b) Buyer does not assume any Liabilities of Seller or any of its affiliates, other than the Assumed Liabilities (the “Excluded Liabilities”).

Section 1.04 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets is $860,000 (the “Purchase Price”), plus the assumption of the Assumed Liabilities (other than the principal amount of the EIDL).

(b) At Closing, Buyer shall pay the Purchase Price as follows:

(i) Buyer shall pay an amount equal to $355,000, minus the Purchase Price Advance Amount; minus the Indemnity Holdback Amount, minus the Cash Bulk Sales Holdback Amount (the “Cash Payment”) by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.04 of the Disclosure Schedules, and

(ii) Buyer shall issue to the persons listed on Schedule A of the Disclosure Schedules (the “Stock Recipients”) a number of shares of Buyer’s common stock, par value $0.00001 (the “Buyer Shares”), calculated by dividing the Buyer Stock Value by the Buyer Share Price and rounding down to the nearest whole share number. “Buyer Share Price” shall be determined as the midpoint of the open and closing sale price of Buyer’s common stock on the Nasdaq Composite as of the date immediately prior to the date of the Closing. “Buyer Stock Value” shall equal the difference of (i) $505,000 minus (ii) the principal and interest amount of the EIDL outstanding as of the Closing Date. On the Closing Date and until the end of the Bulk Sales Holdback Period, Buyer shall retain and hold back $40,000 worth of Buyer Shares (rounded down to the nearest whole share, the “Stock Bulk Sales Holdback Amount”) from being transferred to the Stock Recipients at Closing, pursuant and subject to the provisions of Section 1.08. The Stock Recipients shall execute a joinder to this Agreement for the purposes of the representations and warranties set forth in Section 3.17 hereof.

Section 1.05 Indemnity Holdback Amount.

(a) On the Closing Date, a portion of the Purchase Price equal to $35,500 (the “Indemnity Holdback Amount”) will not be immediately paid to Seller, but rather will be held back by Buyer and shall be used to satisfy those claims, if any, made in good faith by Buyer pursuant to Article VII (“Buyer Indemnification Claims”). Notwithstanding anything to the contrary contained herein, in the event that the Indemnity Holdback Amount is not sufficient to satisfy Seller’s obligations pursuant to Article VII, Seller shall be liable for all Losses (defined below) in excess of the Indemnity Holdback Amount.

(b) Upon the eighteen-month anniversary of the Closing Date, Buyer will disburse from the Indemnity Holdback Amount an amount equal to the greater of (i) the initial Indemnity Holdback Amount less the sum of (1) the outstanding and unresolved Buyer Indemnification Claims, and (2) the amounts paid from the Indemnity Holdback Amount to satisfy any Buyer Indemnification Claims; or (ii) Zero Dollars ($0.00). If the outstanding and unresolved Buyer Indemnification Claims described in clause (i) of the previous sentence are ultimately resolved in favor of the Seller, Buyer will disburse the amount of such claims promptly after resolution. Disbursements from the Indemnity Holdback Amount will be delivered by wire transfer of immediately available funds to the Stock Recipients in accordance with their pro rata percentage set forth on Schedule A of the Disclosure Schedules. Buyer shall notify the Stock Recipients of potential upcoming disbursements by providing notice to the appropriate address for each such Person as set forth on Schedule A of the Disclosure Schedules and request wire information for the distribution of any portion of the Indemnity Holdback Amount.

Section 1.06 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities (other than the EIDL) will be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Schedule 1.06 of the Disclosure Schedules and to be delivered prior to Closing (the “Allocation Schedule”). The Allocation Schedule will be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

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Section 1.07 Withholding Tax. Buyer may deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts will be treated as delivered to Seller under this Agreement.

Section 1.08 Bulk Sales Holdback.

(a) During the Bulk Sales Holdback Period, Buyer shall hold back and retain $40,000 in cash (the “Cash Bulk Sales Holdback Amount”) as well as the Stock Bulk Sales Holdback Amount in Buyer Shares from the overall purchase price as set forth in Section 1.4 (the Cash Bulk Sales Holdback Amount and Stock Bulk Sales Holdback Amount collectively comprise the “Bulk Sales Holdback Amount”). The Bulk Sales Holdback shall be used to satisfy any sales and use taxes owed by the Seller to the State of New York as of Closing (as determined by the New York State Department of Taxation and Finance in response to the Bulk Sales notification to be jointly prepared and submitted by Buyer and the Seller pursuant to Section 5.4, “NYS Bulk Sales Tax”). To the extent that the amount of the NYS Bulk Sales Tax is determined to be greater than zero, the Bulk Sales Holdback will be utilized by Buyer to offset the cost of any such sales and use taxes owed by Seller, with the Cash Bulk Sales Holdback Amount being applied first, and the Stock Bulk Sales Holdback Amount being applied second to the extent the Cash Bulk Sales Holdback Amount is not sufficient to satisfy the entire NYS Bulk Sales Tax.

The “Bulk Sales Holdback Period” is defined for the purposes of this Agreement as the period of time beginning on the Closing Date and extending until the date on which Seller and/or Buyer receive a final determination of the NYS Bulk Sales Tax.

(b) Within five (5) days following the expiration of the Bulk Sales Holdback Period, Buyer will pay the NYS Bulk Sales Tax to the New York State Department of Taxation and Finance on behalf of Seller and utilize the Bulk Sales Holdback Amount to offset such cost in the manner prescribed in Section 1.08(a). To the extent any portion of the Bulk Sales Holdback Amount remains after offsetting the cost of the NYS Bulk Sales Tax, Buyer shall promptly disburse the remaining amounts of any such cash and/or deliver the remaining number of any such Buyer Shares to the Stock Recipients. Any disbursement from the Cash Bulk Sales Holdback Amount will be delivered by wire transfer of immediately available funds to the Seller. Any disbursements from the Stock Bulk Sales Holdback Amount shall be accomplished by delivering share certificates representing such Buyer Shares to each Stock Recipient at the address each such Person as set forth on Schedule A.

(c) To the extent the NYS Bulk Sales Tax is greater than the Bulk Sales Holdback Amount, Seller shall be obligated to reimburse Buyer for any payments made by Buyer on its behalf in excess of the Bulk Sale Holdback or such excess amounts shall be Losses indemnifiable by Seller pursuant to Article VII.

ARTICLE II

Closing

Section 2.01 Closing. Subject to the terms of this Agreement, the consummation of the transactions under this Agreement (the “Closing”) will take place remotely by exchange of documents and signatures, within two business days following satisfaction or waiver (other than conditions which, by their nature, are to be satisfied on the Closing Date), unless another time, date, or place is mutually agreed upon by the parties (such date, the “Closing Date”).

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in form reasonably satisfactory to Buyer (the “Bill of Sale”), executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form reasonably satisfactory to Buyer (the “Assignment and Assumption Agreement”), executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

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(iii) assignments in form reasonably satisfactory to Buyer (the “Intellectual Property Assignments”), executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) an employment agreement in form reasonably satisfactory to Buyer (the “Employment Agreement”), executed by Founder;

(v) a non-competition agreement in form reasonably satisfactory to Buyer (the “Non-Compete Agreements”), executed by Founder;

(vi) a lock-up agreement in form reasonable satisfactory to Buyer (the “Lock-Up Agreement”), executed by each of the Stock Recipients listed on Schedule A of the Disclosure Schedules (which shall be updated by Seller up until and including the day prior to Closing, once the Buyer Share Price has been established);

(vii) a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors and the shareholders of Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, and the other documents required to be delivered in connection with this Agreement or at the Closing, as well as the February 2022 Bridge Notes and related Personal Guaranty from Founder (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated by this Agreement, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(viii) a file stamped copy or other confirmation of an amendment to the Delaware Certificate of Incorporation of Seller changing Seller’s name to something wholly dissimilar from and without reference to “Dripkit”;

(ix) all Purchased Assets to Buyer, including (A) the right to exercise dominion and control over all Purchased Assets and, if appropriate, the physical transfer of such Purchased Assets to Buyer, and (B) all means of access to the Purchased Assets, including all keys, combinations, access codes, account numbers, and passwords associated with the Purchased Assets;

(x) the Seller Closing Certificate;

(xi) an Accredited Investor Questionnaire (an “Investor Questionnaire”) in form reasonably satisfactory to Buyer from each of the Stock Recipients listed on Schedule A of the Disclosure Schedules;

(xii) to the extent that any portion of the Cash Payment is promised (or distributed) prior to or as of the date of Closing to Seller’s holders of SAFEs and/or shares of its common stock (as a class or as classes of instrument holders, with or without the intent of receiving any release agreements in consideration thereof) instead of the Stock Recipients in accordance with their contractual preference, each Stock Recipient identified on Schedule A shall execute an agreement by and among the Stock Recipient, Seller and Buyer (A) consenting to such a distribution scheme and (B) releasing Seller, Buyer, all other Seller security holders participating in this distribution scheme, and each of their affiliates and representatives, from any claims or liabilities arising in connection with this Agreement, its negotiation and any of the transactions contemplated herein, including with respect to Seller’s distribution of consideration from the sale of its assets (or by Buyer’s distribution on Seller’s behalf) to any security holder of Seller (with customary and appropriate exclusions to such release to be included as to be reasonably agreed between Seller and Buyer);

(xiii) to the extent received from individual security holders of Seller (other than the agreements set forth in clause (xii) directly above), any executed release agreements for the benefit of Seller, Buyer and their affiliates and representatives; and

(xiv) such other customary instruments of transfer or assumption, filings, or documents, in form reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

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(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Cash Payment and a certificate representing the Buyer Shares in the name of the Stock Recipients in the amounts set forth on Schedule A of the Disclosure Schedules (less any amounts which may be withheld for outstanding Tax Liabilities), subject to the Stock Bulk Sales Holdback Amount requirements set forth in accordance with Section 1.08;

(ii) the Assignment and Assumption Agreement, executed by Buyer;

(iii) the Employment Agreement, executed by Buyer;

(iv) the Non-Compete Agreement, executed by Buyer;

(v) the new lease (the “New Lease”) for the Leased Premises duly executed by Buyer;

(vi) the Buyer Closing Certificate; and

(vii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated under this Agreement, (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents and (C) the final calculation of the number of Buyer Shares.

ARTICLE III

Representations and warranties of seller

Seller represents and warrants to Buyer as follows and shall be true and correct in all respects as of the Effective Date and as of the Closing Date with the same effect as though made at and as of the Closing Date, as applicable:

Section 3.01 Organization and Authority; Capitalization. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations under this Agreement, and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller. Founder owns 71% of the issued and outstanding shares of the capital stock of Seller. Founder has all the legal capacity, authority, and legal right to execute, deliver and perform the Transaction Documents to which Founder is a party.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated by this Agreement, do not and will not (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller, (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller or Founder, the Business, or the Purchased Assets, (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order, (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller or Founder is a party or by which Seller or Founder or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract), or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

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Section 3.03 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business ending on the last day of each month, for the months June 2018 through October 2021, and the related income statements for the months then ended (the “Financial Statements”), have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. Except as set forth on Schedule 3.03 of the Disclosure Schedules, the Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of October 31, 2021, is referred to herein as the “Balance Sheet” and such date is the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, there has not occurred a Material Adverse Change with regards to Seller.

For purposes of this Agreement, “Material Adverse Change” shall mean a change, event, condition, or development that is, or would be expected to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of a Person taken as a whole, other than any event, change or effect arising out of, resulting from or attributable to (a) changes in conditions in the United States or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes affecting the Person’s industry generally, (c) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect the industry in which the Person conducts business, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) any epidemic, pandemic or disease outbreak (including the Covid-19 virus), (f) earthquakes or other natural disasters, (g) the entry into or compliance with the terms of this Agreement or the announcement, pendency or anticipated consummation of the asset purchase or transactions contemplated by this Agreement, or (h) any omission to act or action taken with the prior written consent of Buyer (including those omissions to act or actions taken which are specifically required by this Agreement.

Section 3.06 Assigned Contracts.

(a) Schedule 3.06(a) of the Disclosure Schedules lists Contracts by which any of the Purchased Assets are bound, or to which Seller is a party, or which Seller is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Intellectual Property Agreements, the “Material Contracts”): (i) all Contracts involving aggregate annual consideration in excess of $5,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice; (ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions; (iii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts; (v) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice; (vi) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees); (vii) all Contracts with any Governmental Authority (“Government Contracts”); (viii) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time; (ix) all joint venture, partnership or similar Contracts; (x) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal, or preferential or similar right to purchase any of the Purchased Assets; (xi) all powers of attorney with respect to the Business or any Purchased Asset; (xii) all collective bargaining agreements or Contracts with any union; and (xiii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.06(b).

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(b) Other than as set forth on Schedule 3.06(b) of the Disclosure Schedules, (i) each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect (ii) neither Seller nor, to the Knowledge of Seller, any other party to any Material Contract is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract, and (iii) no event or circumstance has occurred that would constitute an event of default under any Material Contract or result in a termination of any such Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. Such items listed on Schedule 3.06(b) shall be referred to as the “Unpaid Excluded Liabilities” There are no disputes pending or threatened under any Material Contract. “Knowledge of Seller” or any other similar knowledge qualification, means the actual or constructive knowledge of Founder after due inquiry.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all of the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair other than ordinary wear and tear, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 3.09 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established.

Section 3.10 Accounts Receivable. The Accounts Receivable (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice, and (c) are collectible in full within 90 days.

Section 3.11 Material Customers and Suppliers.

(a) Schedule 3.11(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $5,000 in each of the two most recent fiscal years (collectively, the “Material Customers”), and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Schedule 3.11(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid aggregate consideration for goods or services rendered in an amount greater than or equal to $5,000 in each of the two most recent fiscal years (collectively, the “Material Suppliers”), and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

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Section 3.12 Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to the Knowledge of Seller, threatened against or by Seller or Founder (i) relating to or affecting the Business, the Purchased Assets, or the Assumed Liabilities, or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.13 Compliance with Laws. To the Knowledge of Seller, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.14 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Except as set forth on schedule 3.14, such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.15 Intellectual Property.

(a) Schedule 3.15(a) of the Disclosure Schedules contains a correct, current and complete list of the following: (i) all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (“Intellectual Property Registrations”), specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all other Intellectual Property Assets that are used in the conduct of the Business as currently conducted.

(b) Schedule 3.15(b) of the Disclosure Schedules contains a correct, current and complete list of all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts relating to the Intellectual Property Assets (collectively, “Intellectual Property Agreements”): (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the intellectual property of any Person; and (iii) which otherwise relate to Seller’s ownership or use of any intellectual property in the conduct of the Business as currently conducted.

(c) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other intellectual property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on the same terms as they were owned or available for use by Seller immediately before the Closing.

(e) All of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

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(f) The conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets in connection with the Business, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate, or otherwise violate, the intellectual property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g) Schedule 3.15(g) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”).

(h) All Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business (“Business IT Systems”) are in good working condition and are sufficient for the operation of the Business as currently conducted. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(i) Seller is in material compliance with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control, or (ii) received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 3.16 Real Property.

(a) Owned Property. Seller does not own any fee estates in real property.

(b) Leased Property. Seller has delivered to Buyer true, correct and complete copies of the lease for the property located at 35 Meadow Street, Brooklyn, New York 11206 (the “Leased Premises”). The lease for the Leased Premises is in full force and effect and has not been assigned, supplemented, modified or amended. Seller has performed all of Seller’s obligations under the lease and, no party is presently in default under the lease.

Section 3.17 Securities. Each Stock Recipient represents and warrants that:

(a) Stock Recipient accepts that the receipt of the Buyer Shares involves various risks. Stock Recipient is able to bear any loss associated with receiving the Buyer Shares under this Agreement. Stock Recipient is familiar with the business and financial condition and operations of the Buyer. Stock Recipient has had access to such information concerning the Buyer and the Buyer Shares as it deems necessary to enable it to make an informed investment decision concerning the receipt of the Buyer Shares under this Agreement.

(b) Stock Recipient is not relying on (and will not at any time rely on) any communication (written or oral) of the Buyer, as investment advice or as a recommendation to receive Buyer Shares under this Agreement. Buyer has not given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Buyer Shares.

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(c) Stock Recipient has such knowledge, skill, and experience in business, financial, and investment matters, such that the Stock Recipient is capable of evaluating the merits and risks of receiving Buyer Shares under this Agreement. With the assistance of Stock Recipient’s own professional advisors, to the extent that Stock Recipient has deemed appropriate, Stock Recipient has made its own legal, tax, accounting, and financial evaluation of the merits and risks of receiving Buyer Shares under this Agreement. Stock Recipient has considered the suitability of the Buyer Shares as an investment in light of its own circumstances and financial condition and Stock Recipient is able to bear the risks associated with an investment in the Buyer Shares.

(d) Stock Recipient is an “accredited investor” as defined in Rule 501(a) under Securities Act of 1933, as amended (the “Securities Act”). Stock Recipient has completed an Investor Questionnaire and that the information contained in the Investor Questionnaire is complete and accurate. Any information that has been furnished or that will be furnished by a Stock Recipient to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or material omission.

(e) Stock Recipient is acquiring the Buyer Shares solely for their own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Buyer Shares. Stock Recipient understands that the Buyer Shares have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions the Securities Act any such state securities laws, which depend in part upon the investment intent of Stock Recipient and of the other representations made by each Stock Recipient under this Agreement.

(f) Stock Recipient understands that the Buyer Shares are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that Stock Recipient may dispose of the Buyer Shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, and Stock Recipient understands that Buyer has no obligation or intention to register any of the Buyer Shares or the offering or sale of such Buyer Shares, or to take action so as to permit offers or sales pursuant to the Securities Act or an exemption from registration under the Securities Act (including pursuant to Rule 144 thereunder). Accordingly, Stock Recipient understands that under the Commission’s rules, Stock Recipient may dispose of the Buyer Shares only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities,” subject to the same limitations that apply to the Buyer Shares in the hands of Stock Recipient. Consequently, Stock Recipient understands that Stock Recipient must bear the economic risks of the investment in the Buyer Shares for an indefinite period of time.

(g) Stock Recipient agrees (i) that they will not sell, assign, pledge, give, transfer, or otherwise dispose of the Buyer Shares or any interest in the Buyer Shares, or make any offer or attempt to do any of the foregoing, unless the transaction is registered under the Securities Act and complies with the requirements of all applicable state securities laws, or the transaction is exempt from the registration provisions of the Securities Act and all applicable requirements of state securities laws, (ii) that the certificates representing the Buyer Shares will bear a legend making reference to the foregoing restrictions, and (iii) that the Buyer and its affiliates will not be required to give effect to any purported transfer of such Buyer Shares, except upon compliance with the foregoing restrictions.

Section 3.18 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or Founder.

Section 3.19 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE IV

Representations and warranties of buyer

Buyer represents and warrants to Seller as follows and shall be true and correct in all respects as of the Effective Date and as of the Closing Date with the same effect as though made at and as of the Closing Date, as applicable:

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations under this Agreement, and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 Validly Issued Shares. When issued, the Buyer Shares shall have been duly authorized and upon the issuance of such shares pursuant to and in accordance with the terms hereof, shall be validly issued, fully paid and non-assessable with valid exemption for the issuance thereof from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Laws, such shares shall be issued in compliance with all applicable Laws, including United States federal and state securities laws. The Buyer Share Price shall be properly calculated in accordance with the terms of this Agreement.

Section 4.03 No Conflicts; Consents. Except as set forth on Schedule 4.03, the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer, (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer or any rule or regulation set forth by the NASDAQ Exchange applicable to Buyer, or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.06 Full Disclosure. No representation or warranty by Buyer in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

Covenants

Section 5.01 Confidentiality. From and after the Closing, Seller and Founder shall, jointly and severally (and shall be responsible for its controlled affiliates to) hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller or Founder can show that such information (a) is generally available to and known by the public through no fault of Seller or Founder or their respective Representatives, or (b) is lawfully acquired by Seller or Founder or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Founder or Seller or any of their affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller and Founder, as applicable, shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller and Founder shall use reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.02 Non-Competition; Non-Solicitation.

(a) Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of 36 months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the world (the “Territory”), (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant, or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its controlled affiliates to, directly or indirectly, hire or solicit any person who is, was, or becomes employed by the Buyer, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

(c) Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants and provisions contained in this Section 5.02 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions of this Section 5.02, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

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Section 5.04 Bulk Sales Laws. The parties will comply with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Buyer and Seller shall cooperate and file a Bulks Sales Notice with the State of New York as a joint effort. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.05 Receivables. From and after the Closing, if Founder, Seller, or any of their affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Founder, Seller, or their affiliate shall remit such funds to Buyer within five business days after its receipt of such funds. From and after the Closing, if Buyer or its affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its affiliate shall remit any such funds to Seller within five business days after its receipt of such funds.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08 Disclosure Schedule Update. Prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedules (a “Disclosure Schedule Update”) with respect to any fact, matter or event arising after the Effective Date which is required to make each representation and warranty set forth in Article III accurate as of the date such supplement or amendment is made and to update Schedule A, as necessary.

Section 5.09 Conduct of Business. During the period from the Effective Date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or required by applicable Law, or except to the extent that Buyer may otherwise consent in writing, the Seller shall conduct the business of Seller in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Seller when due, pay or perform all other obligations of the Seller when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Law), and, to the extent consistent with such business, preserve intact the present business organizations of the Seller, keep available the services of the present officers and employees of the Seller, preserve the material assets (including intangible assets) and properties of the Seller and use reasonable efforts in the ordinary course of business to preserve the relationships of the Seller with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Seller through the Closing. Notwithstanding the foregoing, Seller shall not enter into any contract, commitment, lease or other transaction which requires payment by Seller in excess of $10,000 unless it receives prior written consent of Buyer.

Section 5.10 Access to Information. During the Interim Period, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business, (b) furnish Buyer and its Representatives with such financial, operating, and other data and information related to the Business as Buyer or any of its Representatives may reasonably request, and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. No investigation by Buyer or other information received by Buyer will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.11 No Solicitation. Seller and Founder shall not, and shall cause their Representatives to not, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller and Founder shall immediately cease and cause to be terminated, and shall cause its Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons with respect to, or that could lead to, an Acquisition Proposal. “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets. Seller and Founder shall promptly advise Buyer in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

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Section 5.12 Payment of Liabilities. On or promptly after the Closing Date, Seller shall pay in full and discharge of all of the Unpaid Excluded Liabilities in accordance with their stated terms, as applicable, and in a manner that is not detrimental to any relationship with lessors, employees, contractors, customers, suppliers or other. If any Unpaid Excluded Liabilities are not so paid, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use of the Purchased Assets or conduct of the Business, Buyer may at any time after the Closing Date elect to make all such payments directly (but shall have no obligation to do so) and will be promptly reimbursed by the Seller for such payments.

Section 5.13 Tax Clearance Certificate. Within ninety (90) days following the Closing, Seller shall obtain and provide to Buyer copies of tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions.

Section 5.14 EIDL Payoff. Prior to the Closing Date, Seller shall obtain and deliver a payoff letter to Buyer stating the amount required to be paid under the EIDL to fully payoff such indebtedness as of the Closing. Promptly following the Closing, Buyer shall pay off the full amount of such indebtedness outstanding on the EIDL to the United States Small Business Administration, on behalf of the Seller.

Section 5.15 Closing Conditions. During the Interim Period, each party shall use reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI.

ARTICLE VI

Closing Conditions

Section 6.01 Buyer Closing Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions: (a) Seller and Founder shall have duly performed and complied with all covenants required by this Agreement, (b) the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects as of the Effective Date and as of the Closing Date with the same effect as though made at and as of the Closing Date, (c) during the Interim Period there shall not have occurred any Material Adverse Change with regards to Seller, (d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, certifying that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied (the “Seller Closing Certificate”), and (e) the board of directors of Buyer shall have approved the transactions contemplated by this Agreement.

Section 6.02 Seller Closing Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement will be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions: (a) Buyer shall have duly performed and complied with all covenants required by this Agreement, (b) the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects as of the Effective Date and as of the Closing Date with the same effect as though made at and as of the Closing Date, and (c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied (the “Buyer Closing Certificate”).

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ARTICLE VII

Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement will survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date, except that the representations and warranties in Sections 3.01, 3.07, 3.14 and 3.17 (collectively, the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations plus 90 days related to such subject matter. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely or for the period explicitly specified in this Agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved.

Section 7.02 Indemnification by Seller. Subject to the other terms of this Article, Seller shall indemnify and defend each of Buyer and its affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against any and all losses, damages, liabilities, Actions, judgments, interest, awards, penalties, fines, costs, or expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Buyer Indemnitees arising out: (a) any inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or any other Transaction Document; (b) any breach of any obligation to be performed by Seller under this Agreement or any other Transaction Document; (c) any Excluded Asset or any Excluded Liability; or (d) any Third Party Claim arising out of the business, assets, or obligations of Seller or any of its affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a Representative of the foregoing.

Section 7.03 Indemnification by Buyer. Subject to the other terms of this Article, Buyer shall indemnify and defend Seller and their affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against any and all Losses incurred by the Seller Indemnitees arising out of: (a) any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement, any other Transaction Document; (b) any breach of any obligation to be performed by Buyer under this Agreement or any other Transaction Document; or (c) any Assumed Liability.

Section 7.04 Certain Limitations. The aggregate amount of all Losses for which Seller will be liable pursuant to Section 7.02(a) will not exceed the total of (i) the Indemnity Holdback Amount and (ii) the Buyer Stock Value (the “Cap”). The aggregate amount of all Losses for which Buyer will be liable pursuant to Section 7.03(a) will not exceed the Cap. Notwithstanding the foregoing, the limitations set forth in this Section 7.04 will not apply to Losses arising out of any inaccuracy in or breach of any Fundamental Representation or fraud on the part of Seller. For the avoidance of doubt, the value of any Buyer Shares forfeited to cover indemnified Losses pursuant to this Article VII shall be deemed to be the Buyer Share Price. The Indemnified Parties shall use commercially reasonable efforts (including the taking of any commercially reasonable actions reasonably requested by an Indemnifying Party) to avoid or mitigate any Losses which in the absence of mitigation would give rise to or increase a Loss in respect of any claim under this Article VII. If an Indemnified Party recovers any amount of Losses under an insurance policy, it may not recover such portion of Losses a separate time pursuant to this Article VII.

Section 7.05 Indemnification Procedures. If a claim arise for indemnification under this Agreement, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party will be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement will relieve the Indemnifying Party of its indemnification obligations under this Agreement with respect to any damages resulting from any such Action. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

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ARTICLE VIII

Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of Seller and Buyer; (b) by Buyer by written notice to Seller if (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach or inaccuracy of any representation, warranty, or covenant made by Seller or Founder, as applicable, under this Agreement, or (ii) any of the conditions set forth in Section 6.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 1, 2022, unless such failure shall be due to the failure of Buyer to perform any covenants under this Agreement to be performed by Buyer before the Closing; (c) by Seller by written notice to Buyer if (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach or inaccuracy of any representation, warranty, or covenant made by Buyer under this Agreement, or (ii) any of the conditions set forth in Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 1, 2022, unless such failure shall be due to the failure of Seller to perform any covenants under this Agreement to be performed by Seller before the Closing; or (d) by Buyer or Seller in the event that there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement will become void and there will be no liability on the part of any party except (a) as set forth in this Article VIII, Section 5.01, and Article IX, and (b) this Section will not relieve any party from liability for any willful breach of any provision of this Agreement or from liability under the February 2022 Bridge Notes, provided, that, if this Agreement is (i) unilaterally terminated by Buyer by written notice to Seller; and (a) Seller is not then in material breach of any provision of this Agreement, and (b) Seller has performed and fulfilled all covenants required under this Agreement or (ii) unilaterally terminated by Seller by written notice to Buyer; and (x) Seller is not then in material breach of any provision of this Agreement, and (y) Buyer has not performed nor fulfilled all covenants required under this Agreement, the February 2022 Bridge Notes shall terminate, without any requirement of payment or other action by or on behalf of Seller or Founder.

ARTICLE IX

Miscellaneous

Section 9.01 Expenses. All costs and expenses incurred in connection with this Agreement will be paid by the party incurring such costs and expenses.

Section 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient (with “normal” established by public listing and/or historical practice in the ordinary course), or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller prior to Closing:

DripKit, Inc.

35 Meadow St., #104

Brooklyn, NY 11206

Attention: Ilana Kruger, CEO

Email: [***]

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with a required copy (which shall not constitute notice) to:

Matterhorn Legal, LLP

4104 24th Street, Suite 981

San Francisco, CA 95305

Attention: Mike Ray

Email: [***]

If to Seller post-Closing:

Ilana Kruger

[***]

[***]

Email: [***]

If to Buyer:

NuZee, Inc.

1401 Capital Ave Ste B Plano, TX, 75074

Attention: Patrick Shearer, CFO

Email: [***]

with a required copy (which shall not constitute notice) to:

Polsinelli PC

2049 Century Park East, Suite 2900

Los Angeles, CA 90067

Attention: JR Lanis

Email: [***]

Section 9.03 Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument.

Section 9.04 Severability. If any term of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term of this Agreement or invalidate or render unenforceable any such term in any other jurisdiction.

Section 9.05 Entire Agreement. This Agreement and the other Transaction Documents constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all other agreements, whether written or oral, between the parties.

Section 9.06 Assignment. Each party shall not transfer its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported transfer in violation of this Section 9.06 is void.

Section 9.07 Modification and Waiver. No amendment of this Agreement will be effective unless it is in writing and signed by the parties. No waiver under this Agreement will be effective unless it is in writing and signed by the party granting the waiver. A waiver granted on one occasion will not operate as a waiver on other occasions.

Section 9.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement, and all adversarial proceedings brought by one party against the other party arising out of this Agreement, is governed by Texas law. As the exclusive means of bringing adversarial proceedings to resolve any dispute arising out of this Agreement or the subject matter of this Agreement, a party may only bring such a proceeding in the state and federal courts located in Plano, Texas. Each party hereby waives any right to trial by jury.

Section 9.09 Counterparts. If the parties sign this agreement in several counterparts, each will be deemed an original but all counterparts together will constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

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The parties are signing this Agreement on the Effective Date.

SELLER

DRIPKIT, INC.

By:	/s/ Ilana Kruger
Name:	Ilana Kruger
Title:	Authorized Person

BUYER

NUZEE, INC.

By:	/s/ Patrick Shearer
Name:	Patrick Shearer
Title:	Chief Financial Officer

Asset Purchase Agreement – Signature Page

LIST OF DISCLOSURE SCHEDULES

Schedule A — Stock Recipients

Schedule 1.01(c) — Assigned Contracts

Schedule 1.02 — Excluded Assets

Schedule 1.03 — Assumed Liabilities

Schedule 1.05 — Seller’s Wire Instructions

Schedule 1.06 — Allocation Schedule

Schedule 3.02 — Conflicts

Schedule 3.06 — Assigned Contracts

Schedule 3.11 — Material Customers and Suppliers

Schedule 3.14 — Taxes

Schedule 3.15 — Intellectual Property

Schedule 3.16 — Real Estate

Schedule 4.03 — No Conflicts; Consents